EXHIBIT 99.1
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                                TJ INTERNATIONAL
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                      "Our Business is Satisfied Customers"


            TJ International, Inc. Declares Distribution of Preferred
              Share Purchase Rights and Regular Quarterly Dividend

     BOISE, Idaho, Aug. 30 /PRNewswire/ -- The Board of Directors of TJ International, Inc. (Nasdaq: TJCO) declared a divided distribution of one Preferred Share Purchase Right on each outstanding share of TJ International, Inc. common stock, replacing similar rights that will expire on September 22, 1999.
     Thomas H. Denig, President and Chief Executive Officer of TJ International, Inc., stated: "Like our prior Rights Plan, the Rights Plan adopted today is designed to assure that all of TJ International's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of TJ International without paying all stockholders a control premium."

     The Rights will be exercisable only if a person or group acquires 20% or more of TJ International's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Each Right will entitle stockholders (other than the 20% or more acquiror) to buy one one-hundredth of a share of TJ International's Series A Junior Participating Preferred Stock at an exercise price of $135.
     If a person or group acquires 20% or more of TJ International's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of TJ International's common shares having a market value of twice such price. In addition, if TJ International is acquired in a merger or other business combination transaction after a person has acquired 20% or more the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.
     Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for $0.001 per Right at the option of TJ International's Board of Directors.
     TJ International's Board of Directors is also authorized to reduce the 20% thresholds referred to above to not less than 10% (which would exempt holders of greater than 10% so long as they acquired no additional shares).
     The Rights are intended to enable all TJ International stockholders to realize the long-term value of their investment in the Company. The Rights will not necessarily prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with TJ International's Board of Directors prior to attempting a takeover.
     The dividend distribution will be made on September 22, 1999, payable to stockholders of record on that date. The Rights will expire ten years after the date of issuance. The Rights distribution is not taxable to stockholders.

                                     (more)
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     The Board of  Directors  also  approved  payment of the  regular  quarterly dividend of five and one-half cents (5-1/2 cents) per share to be paid on all of the issued and outstanding common stock of the Company for the third quarter of the calendar year 1999, payable October 13, 1999 to all stockholders of record as of September 24, 1999.
     TJ International is the majority owner and managing partner of Trus Joist MacMillan, the global leader in the manufacturing and marketing of engineered
lumber.   Engineered  lumber  products  are   high-quality,   resource-efficient
alternatives for the dwindling supply of wide-dimension lumber traditionally cut from large logs. Canadian forest products company MacMillan Bloedel owns 49 percent of Trus Joist MacMillan.
     This press release contains forward-looking statements. Forward-looking statements include, without limitation, statements regarding expectations of residential housing demand and growth in North America and Europe. Investors are cautioned that forward-looking statements are subject to an inherent risk that actual results may vary materially from those described, projected, or implied herein. Factors that may result in such variance include changes in interest rates, commodity prices, and other economic conditions; actions by competitors; changing weather conditions and other natural phenomena; actions by government authorities; results in litigation; technological developments; future decisions
by  management  in  response  to  changing   conditions;   changes  in  the  TJM
partnership; and, misjudgments in the course of preparing forward-looking statements.
     Information about the Company can be obtained by calling 208-364-3300 or by visiting the Company's web site at www.tjco.com.

SOURCE TJ International, Inc.
       -0-                        08/30/99
       /CONTACT:         Tom Denig, 208-364-3300, or home, 208-336-7443, or Val
Heusinkveld, 208-364-3300, or home, 208-853-3607, or Mel Landers, 208-364-3300, or home, 208-461-1214, all of TJ International, Inc./
       /Company News On-Call: http://www.prnewswire.com/comp/847550.html or fax, 800-758-5804, ext. 847550/
       /Web site: http://www.tjco.com/
       (TJCO)
                                       -0-